Exhibit 12






                                             CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                         (Dollars in Millions)

                                           Three Months
                                               Ended                         Year Ended December 31,
                                                              -----------------------------------------------------
                                          March 31, 2001        2000       1999       1998       1997       1996
                                          --------------      ---------  ---------  ---------  ---------  ---------

Net Income                                     $1,600            $5,185     $2,070     $1,339     $3,256     $2,607
Income Tax Expense                              1,048             4,085      1,578        495      2,246      2,133

Distributions (Less Than) Greater Than
Equity in Earnings of Affiliates                  (14)             (154)      (258)        25       (353)        83

Minority Interest                                   1                 6          4          7         11          4

Previously Capitalized Interest
   Charged to Earnings During Period               11                48         59         35         28         24

Interest and Debt Expense                          87               460        472        405        312        364

Interest Portion of Rentals*                       68               246        160        172        151        143
                                            ---------         ---------  ---------  ---------  ---------  ---------

Earnings Before Provision for
   Taxes And Fixed Charges                     $2,801            $9,876     $4,085     $2,478     $5,651     $5,358
                                            =========         =========  =========  =========  =========  =========

Interest and Debt Expense                         $87             $ 460     $  472    $   405    $   312    $   364

Interest Portion of Rentals*                       68               246        160        172        151        143

Capitalized Interest                               14                32          9         39         82        108
                                            ---------         ---------  ---------  ---------  ---------  ---------

Total Fixed Charges                            $  169             $ 738     $  641     $  616     $  545     $  615
                                            =========         =========  =========  =========  =========  =========


                                            =======================================================================
Ratio Of Earnings To Fixed Charges              16.57             13.38       6.37       4.02      10.37       8.71
                                            =======================================================================

* Calculated as one-third of rentals.

                                      -26-